Exhibit 10.1
Standard Non-Employee Director Compensation
(Adopted by the Board of Directors May 8, 2008)

Annual Fees
Annual Fees — Each Non-Employee Director:
$17,500 (payable in quarterly installments)
An award on the date of each Annual Meeting of Stockholders of shares of restricted common stock that has an accounting income charge under FAS 123R of $50,000 and that is subject to the following basic terms:

Restrictions: The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest. In addition, as a condition to the award, the recipient must agree that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.
Vesting: Vesting of the restricted stock award shares shall occur on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death of the director; upon the director becoming permanently disabled; and upon a change in control of the Company as defined in the Company's 2001 Stock Incentive Plan.
Forfeiture: The shares of restricted stock shall be forfeited in the event that prior to vesting, the director ceases to be a director other than by reason of his death, permanent disability or a change in control of the Company.

Additional Annual Fees — Committee Chairmen: (payable in quarterly installments)
Chairman of the Audit Committee	$12,500
Chairman of the Compensation Committee	$7,500
Chairman of the Corporate Governance & Nominating Committee	$7,500
Meeting Fees
In-Person Meetings	Per Director/Per Meeting
Board Meetings	$1,500
Committee Meetings
Audit Committee Meetings
in connection with a Board meeting	$1,000
not in connection with a Board meeting	$1,500
Other Committee Meetings
in connection with a Board meeting	$500
not in connection with a Board meeting	$750
Telephonic Meetings (Board & committee meetings)
One hour or longer	$1,000
Less than one hour	$300

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